EXHIBIT 99.1

FOR IMMEDIATE RELEASE on June 27, 2006

TREND ANNOUNCES LEASE OF LAKE OWEN PLATINUM PROJECT TO RMP RESOURCES CORP.

Denver, CO-Trend Mining Company (OTC-TRDM.OB) is pleased to announce that it has leased its Lake Owen platinum-palladium-iron project to RMP Resources Corp. (“RMP”). RMP will undertake an aggressive work program to consist of field work and review of historic drill results this year before undertaking its own drill programs expected to commence in 2007. RMP must spend $5 million to vest its ownership interest, after which Trend will receive a 3% net smelter returns royalty. RMP will pay Trend $35,000 in advance minimum royalties per year prior to earning in as well as undertaking to pay all underlying BLM and County filing fees. Minimum annual work commitments for 2006-2007 will total $200,000, escalating to $350,000 in 2007-2008 and $500,000 thereafter.

Lake Owen is a platinum-palladium-iron-gold occurrence hosted in an extensive complex of layered igneous rocks with surface exposures covering an area of approximately four by six miles. The Proterozoic-aged complex occurs as a steeply dipping body of rock along the margin of the Archean Wyoming Province in western Albany County, Wyoming. The exposed stratigraphic thickness of these rock units is approximately 20,000 feet.

Predecessor-in-interest Chevron Resources identified sub-ore grade Pt-Pd-Au rich layers of troctolite, the same types of rock and mineralization economically mined at the Bushveld Complex in South Africa and at Stillwater in Montana. Initial drilling by Chevron, and recent surface mapping by Trend, have confirmed the presence of magnetite-rich layers of rock, containing iron, titanium, and vanadium mineralization, products which have also been mined economically at the Bushveld Complex. Typically in such complexes, the lowermost rocks are the most enriched in platinum group metals (PGMs), and upper zones are sequentially depleted. Chevron’s program first identified the upper horizons, and, by the time the lower horizons were found, the oil company parent was exiting the minerals business. As a result, the lower portions of the Lake Owen complex are considered highly prospective but have had little work, and no exploration efforts have yet been focused on evaluation of the magnetite mineralization.

RMP Resources Corp. is a wholly-owned subsidiary of Rocky Mountain Platinum Company, a private company that explores and develops new early stage platinum group metal and precious metals resources in the United States and Canada.

Thomas Loucks, President of Trend, said, “We are pleased with the RMP transaction from several standpoints. RMP’s efforts at Lake Owen will serve to advance that project while Trend is able to focus on its upcoming program at Stillwater, and, with both companies being interested in pursuing early stage platinum metals group projects, this relationship could bear further fruit down the road for both parties.”

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend’s properties include its royalty interest in the Andacollo gold mine in Chile, along with a compelling portfolio of PGM, base metal, and uranium exploration projects in the United States and Canada.  Trend is led by highly-qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (TRDM.OB).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the company’s ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, and governmental regulation. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

For further information, contact:	Thomas Loucks, President & CEO Trend Mining Company 303-798-7363